EXHIBIT 99.1

Nanophase Reports Record Second Quarter Financial Results as Solésence Beauty Science Growth Continues

Announces 69% YOY Growth and $14M in Six-Month Revenue

ROMEOVILLE, Ill., Aug. 16, 2021 (GLOBE NEWSWIRE) -- Nanophase Technologies Corporation (OTCQB: NANX), a leader in minerals-based and scientifically-driven health care solutions across various beauty and life science categories — with innovations that protect skin from environmental aggressors and aid in medical diagnostics — today reported record financial results for the second quarter and six months ended June 30, 2021.

Jess Jankowski, President and CEO, commented: “Through executing our growth strategy, we find ourselves in an excellent position across both beauty and life science areas, where we continue to create exciting product applications for our novel technology platforms.

“Solésence beauty science sees triple-digit growth as our products continue to be embraced by our brand partners, and we expect this growth to continue through 2021 and in to 2022. Demand for our medical diagnostics materials was strong for the first half and, while demand for the second half appears to be ebbing due to the current pandemic environment, the continued success of these materials — and our belief that our novel materials technology enables enhanced performance in helping diagnosticians to more accurately identify COVID-19 and other viruses — has helped us to identify life science as the third major component of our business strategy going forward. Our other major business segment, personal care ingredients, has experienced a 28% increase over the first quarter of 2021. We expect continued improvement over 2020 performance as the current recovery continues.

“After delivering $14.2M in revenue during the first half, we still had purchase orders in hand for another $20M+. More than half of that product is expected to ship in Q3 and Q4 of 2021.”

Second Quarter and YTD 2021 Financial Highlights
(All numbers are approximate)

  Revenue for the second quarter was $7.1 million, vs. $4.3 million for the same period in 2020. Revenue for the six months ended June 30, 2021 was $14.2 million, vs. $8.4 million for the same period in 2020.

For the six-month period of 2021:

  Solésence beauty science six-month revenue was $8.8 million, up 210% from $2.8 million for the same period in 2020.

    Solésence six-month 2021 revenue exceeded full year 2020 revenue by more than 30%.

  Advanced Materials revenue was $2.2 million, up 6% from $2.1 million in the same period of 2020.

    This was driven by growth in the life science space, specifically medical diagnostics materials, accounting for $1.8 million, or 82% of the total segment, offset by a decline in the Company’s architectural coatings materials.

  Personal Care Ingredients revenue was $3.2 million, down 8% from $3.4 million in 2020. The YOY decrease in first quarter 2021 revenue was offset by a YOY 18% increase in second quarter revenue.

· Income from operations, before interest expense and other income, was $1.5 million for the six-month period in 2021, versus $0.6 million for the same period in 2020.

· During the six months ended June 30, 2021, there were two atypical non-operating items of a material nature that largely offset each other:

  Upon exercise of the conversion rights relating to our $2 million related party loan, the amortization of the loan discount was accelerated, resulting in the recognition of $0.9 million in non-cash interest expense being recognized.

  Upon forgiveness of our $1.0 million PPP loan by the SBA, we recognized other income in the same amount during the first quarter of 2021.

    It should be noted that the Company received forgiveness for its PPP loan effective February 2021. This was not communicated directly to management until June 2021. Given that the loan was legally forgiven in February, we chose to restate our first quarter financials to reflect the actual timing of the related gain.

    This restatement is not a result of business operations or performance, and has no impact on operating income, or cash. Other income will change positively by the PPP loan amount in the first quarter. Six-month results will not change.

· Net income for the six-month period ended June 30, 2021 was $1.4 million in 2021, compared to $0.4 million for the same period in 2020, reflecting a $0.02 per share improvement period over period.

· The Company finished the quarter with approximately $1.1 million in cash.

Kevin Cureton, Chief Operating Officer, commented: “The dynamic growth of our beauty science segment results from our company’s unique combination of great technology and a talented team able to translate our technology into award-winning, best-in-class skin care and color cosmetic products. As a result, our brand partners are now expanding at more than twice the growth rate of the market. While much of their growth has been through selling domestically, the appeal of the products we have developed for them has led to several of our larger brand partners expanding in the EU and ASEAN geographic segments. With the global expansion of these brands and the addition of more than a dozen new brand partners this year, we expect the second half of 2021 to maintain the growth momentum established in the first half and continue our record revenue and profit performance.”

Jankowski continued: “Our goal is to enhance people’s lives, whether it be through healthy skin, or through our contributions to medical diagnostics. With the ongoing challenges of the COVID-19 pandemic and the new hurdles brought about by the Delta variant, we remain committed to our responsibility to keep doing our part to improve public health by providing essential products for the health and safety of those we serve.”

Use of Non-GAAP Financial Information
Nanophase believes that the presentation of results excluding certain items, such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, Generally Accepted Accounting Principles (“GAAP”) and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

About Nanophase Technologies
Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leading innovator in minerals-based and scientifically driven health care solutions across beauty and life science categories, as well as other legacy advanced materials applications. Leveraging a platform of integrated patented and proprietary technologies, the Company creates products with unique performance, enhancing consumers health and well-being. We deliver commercial quantity and quality engineered materials both as ingredients and as part of fully formulated products in a variety of formats.

Forward-Looking Statements
This press release contains words such as “expects,”” shall,” “will,” “believes,” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance, and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, without limitation, the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s engineered materials, ingredients, and fully formulated products; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; the impact of any potential new government regulations that could be difficult to respond to or too costly to comply with while remaining financially viable; the ability of the Company to maintain an appropriate electronic trading venue; and other factors described in the Company’s Form 10-K filed March 26, 2021. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties, or other contingencies.

COMPANY CONTACT
Investor Relations
630-771-6700

NANOPHASE TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share data)

	June	December 31,
	2021	2020
ASSETS	(Unaudited)

Current assets:
Cash	$1,077	$957
Trade accounts receivable, less allowance for doubtful accounts of $9 for both June 30, 2021 and December 31, 2020	3,396	2,932
Inventories, net	5,621	4,340
Prepaid expenses and other current assets	720	606
Total current assets	10,814	8,835

Equipment and leasehold improvements, net	3,429	2,868
Operating leases, Right of Use	1,785	1,827
Other assets, net	9	10
	$16,037	$13,540

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit, bank	$-	$500
Line of credit, related party	2,310	2,155
Current portion of long-term debt, related party	1,000	500
Current portion of finance lease obligations	158	177
Current portion of operating lease obligations	499	431
Accounts payable	2,623	2,126
Deferred revenue	441	411
Accrued expenses	954	484
Total current liabilities	7,985	6,784

Long-term portion of finance lease obligations	36	110
Long-term portion of operating lease obligations	1,523	1,651
Long-term convertible loan, related party	-	1,097
PPP Loan (SBA)	-	952
Asset retirement obligation	218	214
Total long-term liabilities	1,777	4,024

Contingent liabilities	-	-
Stockholders' equity:
Preferred stock, $.01 par value, 24,088 shares authorized and no shares issued and outstanding	-	-
Common stock, $.01 par value, 55,000,000 shares authorized;
48,460,347 and 38,221,292 shares issued and outstanding on June 30, 2021
and December 31, 2020, respectively	485	382
Additional paid-in capital	104,206	102,117
Accumulated deficit	(98,416)	(99,767)
Total stockholders' equity	6,275	2,732
	$16,037	$13,540

NANOPHASE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited Consolidated Condensed)
(in thousands except share and per share data)
	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue:
Product revenue	$7,025	$4,141	$14,075	$8,102
Other revenue	89	194	111	272
Net revenue	7,114	4,335	14,186	8,374

Operating expense:
Cost of revenue	4,600	2,625	9,642	5,630
Gross profit	2,514	1,710	4,544	2,744

Research and development expense	536	357	1,035	729
Selling, general and administrative expense	1,018	699	2,052	1,404
Income from operations	960	654	1,457	611
Interest expense	919	122	1,058	246
Other income, net	-	-	(952)	-
Income before provision for income taxes	41	532	1,351	365
Provision for income taxes	-	-	-	-
Net income	$41	$532	$1,351	$365

Net income per share-basic	$0.00	$0.01	$0.03	$0.01

Weighted average number of common shares outstanding - basic	44,367,496	38,136,792	41,294,394	38,136,792

Net income per share-diluted	$0.00	$0.01	$0.03	$0.01

Weighted average number of common shares outstanding - diluted	46,362,496	38,201,792	43,078,394	38,186,792

NANOPHASE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS - EXPANDED SCHEDULE
(Unaudited Consolidated Condensed)
(in thousands except share and per share data)
	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue:
Product revenue	$7,025	$4,141	$14,075	$8,102
Other revenue	89	194	111	272
Net revenue	7,114	4,335	14,186	8,374

Operating expense:
Cost of revenue detail:
Depreciation	94	74	180	145
Non-Cash equity compensation	6	9	11	19
Other costs of revenue	4,500	2,542	9,451	5,466
Cost of revenue	4,600	2,625	9,642	5,630
Gross profit	2,514	1,710	4,544	2,744

Research and development expense detail:
Depreciation	9	10	18	21
Non-Cash equity compensation	16	14	29	29
Other research and development expense	511	333	988	679
Research and development expense	536	357	1,035	729

Selling, general and administrative expense detail:
Depreciation and amortization	6	5	12	10
Non-Cash equity compensation	31	24	55	51
Other selling, general and administrative expense	981	670	1,985	1,343
Selling, general and administrative expense	1,018	699	2,052	1,404
Income from operations	960	654	1,457	611
Interest income	-	-
Interest expense	919	122	1,058	246
Other income, net	-	-	(952)	-
Income before provision for income taxes	41	532	1,351	365
Provision for income taxes	-	-	-	-
Net income	$41	$532	$1,351	$365

Non-GAAP Disclosure (see note regarding Non-GAAP disclosures):
Addback Interest, net	919	122	1,058	246
Addback Depreciation/Amortization	109	89	210	176
Addback Non-Cash Equity Compensation	53	47	95	99
Subtract Non-Cash Other Income	-	-	(952)	-

Adjusted EBITDA	$1,122	$790	$1,762	$886